Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS THIRD QUARTER 2011 RESULTS

Bethpage, N.Y., October 28, 2011 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the third quarter ended September 30, 2011.

Third quarter consolidated net revenues grew 8.0% to $1.666 billion, consolidated adjusted operating cash flow (“AOCF”)1 was essentially flat at $539.3 million and consolidated operating income decreased 11.7% to $272.4 million, all compared to the prior year period.  Third quarter 2011 results reflect the Bresnan properties acquired on December 14, 2010 as well as costs of approximately $16 million related to the impact of Hurricane Irene on our NY Metro service area.  If both of these items were excluded, consolidated net revenues would have increased 0.4% while AOCF and operating income would have decreased 4.1% and 4.0%, respectively, all compared to the prior year period.

Operating highlights for the third quarter 2011 include:
•	Year to date Consolidated Free Cash Flow from Continuing Operations1 of $440.2 million
•	Combined Average Monthly Revenue per Basic Video Customer (“RPS”) of $151.71 in the third quarter of 2011 (including Bresnan)
•	High-Speed Data and Voice Line additions of 16,900 and 38,200, respectively, in the third quarter of 2011
•	Lightpath AOCF growth of 16.9% in the third quarter of 2011, compared to the prior year period.

Cablevision President and CEO James L. Dolan commented:  "For the third quarter of 2011, Cablevision achieved revenue growth driven primarily by the addition of the Bresnan properties.  Our cable operations reported improved subscriber metrics that included increases in both high-speed data customers and voice lines, while the company continued to generate healthy free cash flow.  As we are operating in a challenging environment, we are continuing our efforts to capitalize on the strength of our network and products and on building our business for the long-term," concluded Mr. Dolan.

1.
See definition of adjusted operating cash flow (“AOCF”) and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

Telecommunications Services – Cable Television and Lightpath
Telecommunications Services includes Cable Television – Cablevision’s video, high-speed data, and voice residential and commercial services offered over its cable infrastructure -- and its “Optimum Lightpath” branded commercial data and voice services.   Third quarter 2011 Telecommunications and Cable Television results below reflect the Bresnan properties acquired on December 14, 2010 as well as costs of approximately $16 million related to the impact of Hurricane Irene on our NY Metro service area.

Telecommunications Services net revenues for the third quarter 2011 rose 9.0% to $1.562 billion, AOCF was essentially flat (down 0.2%) at $584.0 million and operating income decreased 10.2% to $333.5 million, all compared to the prior year period.  Excluding Bresnan and the impact of Hurricane Irene, revenue growth would have increased 0.8%, while AOCF and operating income would have both decreased 3.9%, compared to the prior year period.  The decrease in AOCF, compared to the prior period, was driven by cost increases, including both higher programming and sales and marketing costs, on essentially flat revenue growth.

The following table illustrates the change in the Telecommunications Services customer base during the third quarter of 2011:

Customer Data
(in thousands)	Total June 30, 2011	Net Gain/ (Loss)(a)	Total September 30, 2011

Total Customers(b)	3,641	(15)	3,626

Video Customers	3,283	(19)	3,264
High-Speed Data Customers	2,932	17	2,949
Voice Lines(c)	2,946	38	2,984

Serviceable Passings	5,561	11	5,572

(a)
Includes the loss of one thousand total customers, loss of one thousand video customers, addition of six thousand high-speed data customers, eight thousand voice lines, and two thousand serviceable passings from Bresnan in the third quarter of 2011.

(b)	Total customers are defined as the number of households/businesses who receive at least one of the company's services at Cable Television and Lightpath.
(c)	Total lines of voice service at Cable Television and Lightpath.

Cable Television
Cable Television third quarter 2011 net revenues increased 9.1% to $1.490 billion, AOCF decreased 1.1% to $550.6 million and operating income decreased 12.0% to $322.0 million, all compared to the prior year period.  The increase in revenue compared to the prior year period was due primarily to the addition of Bresnan in the results for the third quarter 2011.  Excluding the items mentioned above, revenue would have increased 0.5%, while AOCF and operating income would have decreased 4.9% and 5.5%, respectively, all compared to the prior year period.  The decrease in AOCF, compared to the prior period, was driven by cost increases, including both higher programming and sales and marketing costs, on essentially flat revenue growth.

Optimum Lightpath
For third quarter 2011, Lightpath net revenues increased 6.2% to $77.5 million, AOCF increased 16.9% to $33.4 million and operating income more than doubled to $11.5 million, each as compared to the prior year period.  The improved results were driven primarily by a 17.9% increase in revenue from Ethernet services, offset in part by higher operating expenses to support the increase in Ethernet installations.

Other

Other primarily consists of Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corporation (formerly Rainbow Advertising Sales Corporation (“RASCO”)) and unallocated corporate general and administrative costs.

Third quarter 2011 net revenues decreased 5.5% to $109.0 million, AOCF deficit was essentially flat (up 0.7%) at a deficit of $44.7 million and operating loss improved 3.0% to a loss of $61.1 million all compared to the prior year period.  Revenue was mainly impacted by the continued decline of advertising revenues at Newsday.  The slight improvement in the AOCF deficit was due primarily to lower corporate costs as well as lower costs at Newsday, and when combined, more than offset the revenue decline discussed above.

Other Matters

RETURN OF CAPITAL
During the third quarter of 2011, Cablevision repurchased approximately 5.4 million shares of its Class A common stock for approximately $93.9 million.

On October 27, 2011, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock.  This quarterly dividend is payable on December 2, 2011 to shareholders of record at the close of business on November 11, 2011.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP").  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation's leading media and telecommunications companies. In addition to delivering its Optimum-branded cable, Internet, and voice offerings throughout the New York area, the company owns and operates cable systems serving homes in four Western states.  Cablevision’s local media properties include News 12 Networks, MSG Varsity and Newsday Media Group.  Cablevision also owns and operates Clearview Cinemas.  Additional information about Cablevision is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Website:  www.cablevision.com
The conference call will be webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641/ Conference ID Number 15905997/ Conference call replay number (855) 859-2056/ Conference ID Number 15905997 until November 4, 2011

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010(a)	2011(a)	2010(a)

Revenues, net	$1,665,790	$1,542,827	$5,009,595	$4,600,821

Adjusted operating cash flow	$539,305	$540,237	$1,668,276	$1,605,917
Share-based compensation expense	(10,330)	(12,830)	(36,209)	(37,458)
Restructuring expense	(27)	(11)	(292)	(172)
Operating income before depreciation and amortization	528,948	527,396	1,631,775	1,568,287
Depreciation and amortization (including impairments)	256,545	218,955	749,333	652,145
Operating income	272,403	308,441	882,442	916,142
Other income (expense):
Interest expense, net	(182,298)	(176,387)	(561,677)	(528,829)
Gain (loss) on investments, net	(95,362)	15,328	(22,978)	26,256
Gain (loss) on equity derivative contracts, net	81,737	(7,060)	38,856	(9,801)
Gain (loss) on interest rate swap contracts, net	1,173	(24,921)	(8,513)	(81,801)
Loss on extinguishment of debt and write-off of deferred financing costs	(3,027)	-	(3,027)	(110,049)
Miscellaneous, net	275	362	730	947
Income from continuing operations before income taxes	74,901	115,763	325,833	212,865
Income tax expense	(35,297)	(47,016)	(147,676)	(78,869)
Income from continuing operations	39,604	68,747	178,157	133,996
Income from discontinued operations, net of income taxes	-	43,616	53,623	113,636
Net income	39,604	112,363	231,780	247,632
Net income attributable to noncontrolling interests	(285)	(302)	(552)	(547)
Net income attributable to Cablevision Systems Corporation stockholders	$39,319	$112,061	$231,228	$247,085

Basic net income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.14	$0.23	$0.64	$0.45
Income from discontinued operations	$-	$0.15	$0.19	$0.39
Net income	$0.14	$0.38	$0.83	$0.84
Basic weighted average common shares (in thousands)	275,145	293,671	278,498	294,438

Diluted net income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.14	$0.23	$0.62	$0.44
Income from discontinued operations	$-	$0.14	$0.19	$0.38
Net income	$0.14	$0.37	$0.81	$0.82
Diluted weighted average common shares (in thousands)	284,113	302,143	287,137	302,958

Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$39,319	$68,445	$177,605	$133,449
Income from discontinued operations, net of income taxes	-	43,616	53,623	113,636
Net income	$39,319	$112,061	$231,228	$247,085

(a)	Operating results of AMC Networks Inc. through June 30, 2011 and The Madison Square Garden Company through February 9, 2010 are included in discontinued operations.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:
•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•
Restructuring credit (expense).  This adjustment eliminates the expense or credit associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•
Share-based compensation benefit (expense).  This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Nine Months Ended September 30,
	2011(a)	2010(a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(b)

Net cash provided by operating activities(c)	$1,014,710	$993,469
Less: capital expenditures(d)	(574,478)	(575,374)
Consolidated free cash flow from continuing operations	$440,232	$418,095

(a)	Operating results of AMC Networks Inc. and The Madison Square Garden Company, through the date of their respective distributions, are included in discontinued operations.
(b)	See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow from continuing operations.
(c)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)	See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended September 30,		%
	2011	2010(a)	Change

Cable Television(b)	$1,489,781	$1,365,965	9.1%
Optimum Lightpath	77,481	72,946	6.2%
Eliminations(c)	(4,867)	(5,461)	10.9%
Telecommunications	1,562,395	1,433,450	9.0%
Other(d)	108,996	115,348	(5.5)%
Eliminations(e)	(5,601)	(5,971)	6.2%
Total Cablevision	$1,665,790	$1,542,827	8.0%

	Nine Months Ended September 30,		%
	2011(a)	2010(a)	Change

Cable Television(b)	$4,482,470	$4,080,870	9.8%
Optimum Lightpath	231,847	211,857	9.4%
Eliminations(c)	(14,745)	(16,111)	8.5%
Telecommunications	4,699,572	4,276,616	9.9%
Other(d)	326,983	342,217	(4.5)%
Eliminations(e)	(16,960)	(18,012)	5.8%
Total Cablevision	$5,009,595	$4,600,821	8.9%

(a)	Operating results of AMC Networks Inc. and The Madison Square Garden Company, through the date of their respective distributions, are included in discontinued operations.
(b)	Cable Television results for the three and nine months ended September 30, 2011 include the results of Bresnan acquired in December 2010.
(c)	Represents intra-segment revenues.
(d)	Represents results from Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corp. (formerly RASCO) and certain other items.
(e)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended September 30,		%	Three Months Ended September 30,		%
	2011	2010(a)	Change	2011	2010(a)	Change

Cable Television(b)	$550,623	$556,676	(1.1)%	$322,016	$365,746	(12.0)%
Optimum Lightpath	33,364	28,548	16.9%	11,506	5,676	102.7%
Telecommunications	583,987	585,224	(0.2)%	333,522	371,422	(10.2)%
Other(c)	(44,682)	(44,987)	0.7%	(61,119)	(62,981)	3.0%
Total Cablevision	$539,305	$540,237	(0.2)%	$272,403	$308,441	(11.7)%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Nine Months Ended September 30,		%	Nine Months Ended September 30,		%
	2011(a)	2010(a)	Change	2011(a)	2010(a)	Change

Cable Television(b)	$1,725,220	$1,675,626	3.0%	$1,060,505	$1,103,903	(3.9)%
Optimum Lightpath	98,555	82,344	19.7%	32,967	16,724	97.1%
Telecommunications	1,823,775	1,757,970	3.7%	1,093,472	1,120,627	(2.4)%
Other(c)	(155,499)	(152,053)	(2.3)%	(211,030)	(204,485)	(3.2)%
Total Cablevision	$1,668,276	$1,605,917	3.9%	$882,442	$916,142	(3.7)%

(a)	Operating results of AMC Networks Inc. and The Madison Square Garden Company, through the date of their respective distributions, are included in discontinued operations.
(b)	Cable Television results for the three and nine months ended September 30, 2011 include the results of Bresnan acquired in December 2010.
(c)
Includes unallocated corporate general and administrative costs and the operating results of Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corp (formerly RASCO) and certain other items.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF OPERATING STATISTICS
(Unaudited)

TELECOMMUNICATIONS	September 30, 2011	June 30, 2011	September 30, 2010 (a)
(in thousands)
Total Customers(b)	3,626	3,641	3,325
Video Customers	3,264	3,283	3,043
High-Speed Data Customers(c)	2,949	2,932	2,650
Voice Lines(d)	2,984	2,946	2,704

Serviceable Passings(e) (in thousands)	5,572	5,561	4,871

Penetration
Customers to Serviceable Passings	65.1%	65.5%	68.3%
Video to Serviceable Passings	58.6%	59.0%	62.5%
High-Speed Data to Serviceable Passings	52.9%	52.7%	54.4%
Voice Lines to Serviceable Passings	53.6%	53.0%	55.5%

Revenues for the three months ended
(dollars in millions)

Video(f)	$876	$888	$805
Telecom Services (HSD, Voice and Lightpath)	630	630	574
Advertising	36	40	36
Other(g)	20	20	18
Total Telecommunications Revenue	$1,562	$1,578	$1,433

Average Monthly Cable Television Revenue per Video Customer (“RPS”) (h)

NY Metro service area	$153.97	$154.86	$149.04
Bresnan Cable service area	$129.47	$127.91	n/a
Combined RPS	$151.71	$152.36	n/a

(a)	Prior to the Bresnan acquisition in December 2010.
(b)	Number of households/businesses who receive at least one of the company's services at Cable Television and Lightpath.
(c)	Includes Cable Television and Lightpath.
(d)	Total lines of voice service at Cable Television and Lightpath.
(e)	Includes residential and commercial passings, and Lightpath customers.
(f)	Includes equipment rental, DVR, VOD and PPV revenue.
(g)	Includes installation revenue, NY Interconnect, home shopping and other product offerings and eliminations.
(h)	RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

September 30, 2011

Cash and cash equivalents	$188,617

Credit facility debt	$4,944,154
Senior notes and debentures	5,195,732
Collateralized indebtedness	441,205
Capital lease obligations and other	34,272
Debt	$10,615,363

LEVERAGE
Debt	$10,615,363
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	441,205
Cash and cash equivalents	188,617
Net debt	$9,985,541

	Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	4.7	x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	3.2	x
CSC Holdings notes and debentures leverage ratio(d)(e)	3.3	x
Cablevision senior notes leverage ratio(e)(f)	4.7	x
Bresnan notes leverage ratio(g)	7.0	x

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.
(c)	AOCF is annualized based on the third quarter 2011 results, as reported.
(d)
Reflects the debt to cash flow ratios applicable under CSC Holdings’ credit facility debt agreement and senior notes indentures (which exclude Cablevision’s approximately $2.2 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Bresnan and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.20 billion and $2.15 billion, respectively.

(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.
(f)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $2.2 billion of senior notes plus the $754 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(g)	Reflects the debt to cash flow ratio under the Bresnan Broadband Holdings, LLC notes indentures. The annualized AOCF (as defined) used in the notes ratio is $143.5 million.

 CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2011	2010
CAPITAL EXPENDITURES

Consumer premise equipment	$57,904	$75,738
Scalable infrastructure	60,666	59,892
Line extensions	10,529	8,768
Upgrade/rebuild	12,438	5,164
Support	53,636	32,833
Total Cable Television	195,173	182,395
Optimum Lightpath	22,914	28,328
Total Telecommunications	218,087	210,723
Other(a)	11,093	11,606
Total Cablevision	$229,180	$222,329

	Nine Months Ended September 30,
	2011	2010
CAPITAL EXPENDITURES

Consumer premise equipment	$163,577	$242,660
Scalable infrastructure	155,594	111,165
Line extensions	30,113	25,453
Upgrade/rebuild	25,490	13,752
Support	102,633	82,329
Total Cable Television	477,407	475,359
Optimum Lightpath	66,253	72,779
Total Telecommunications	543,660	548,138
Other(a)	30,818	27,236
Total Cablevision	$574,478	$575,374

(a)	Other includes Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corporation (formerly RASCO) and Corporate.